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                                                                   EXHIBIT 4.11


MARTIN MARIETTA MATERIALS, INC.
BOARD OF DIRECTORS DELEGATION OF AUTHORITY TO THE FINANCE COMMITTEE AUGUST 14, 1997

FINANCE COMMITTEE. The Finance Committee has authority to review all proposed changes to the capital structure of the Corporation, including the incurrence of long-term indebtedness and the issuance of additional equity securities, and will make suitable recommendations to the Board of Directors. It further has authority to review on an annual basis the proposed capital expenditure and contributions budgets of the Corporation and make recommendations to the Board of Directors for their adoption. During the intervals between the meetings of the Board of Directors, the Finance Committee shall, except when such powers are by statute or the Articles of Incorporation or the Bylaws either reserved to the full Board of Directors or delegated to another committee of the Board of Directors, possess and may exercise all of the powers of the Board of Directors in the management of the financial affairs of the Corporation, including but not limited to establishing lines of credit or short-term borrowing arrangements and investing excess working capital funds on a short-term basis. All action by the Finance Committee shall be reported to the Board of Directors at its meeting next succeeding such action, and shall be subject to revision and alteration by the Board of Directors.

MARTIN MARIETTA MATERIALS, INC.
RESOLUTIONS OF THE FINANCE COMMITTEE OF THE BOARD OF DIRECTORS
JANUARY 18, 2001

RESOLVED, That the Chairman and Chief Executive Officer and the Senior Vice President and Chief Financial Officer are each delegated (with the authority to delegate such authorization with such limitations as he or she considers appropriate), at any time on or before June 30, 2001, to fix prices, dates and other terms, including rates (compromised of the U.S. treasury rate and the applicable spread) not to exceed 8% per annum, maturities not to exceed 20 years and an aggregate principal amount of borrowing not to exceed $250,000,000; to enter into an indenture with respect thereto; and to take any and all such other steps as may be necessary or advisable in such officer's judgment to permit the Corporation to obtain financing (the "Notes") in connection with a private offering of debt securities (the "144A Offering"); and to subsequently exchange the Notes for substantially similar notes pursuant to a publicly-registered exchange offer or to otherwise publicly register the Notes for resale, and to enter into such other agreements and take such other actions as customarily entered into and taken in connection with 144A offerings as may be necessary or advisable in such officer's judgment.

RESOLVED FURTHER, That the Corporation is authorized to issue and sell the Notes and to offer to exchange registered notes for such Notes, each upon the terms determined by the Chairman and Chief Executive Officer or the Senior Vice President and Chief Financial Officer as authorized by this Committee in the previous resolution.

RESOLVED FURTHER, That each of the Chairman and Chief Executive Officer and the Senior Vice President and Chief Financial Officer is authorized, with the power and authority to further delegate such authorization with such limitations and rights to redelegate as he or she considers appropriate, in the name and on behalf of the Corporation, to execute and deliver any and all such other instruments and documents, and to take any and all such other acts, as he or she may deem necessary or advisable in order to carry out the foregoing resolutions.

RESOLVED FURTHER, That except as expressly reserved, all other officers of the Corporation are authorized, with the power and authority to further delegate such authorization with such limitations and rights to re-delegate as he or she considers appropriate, in the name and on behalf of the Corporation, to execute

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and deliver any and all such other instruments and documents, and to take any and all such other acts, as he may deem necessary or advisable in order to carry out the foregoing resolutions.

RESOLVED FURTHER, That the execution by an officer to whom this Board has directly delegated authority pursuant to the foregoing, or to whom authority has been redelegated in accordance with the foregoing, of any agreement, document or instrument or the payment of any expenditures or expenses or the doing by him or her of any act in connection with the foregoing shall conclusively evidence the exercise of his or her judgment that such agreement, document, instrument, payment or act establishes his or her authority.

MARTIN MARIETTA MATERIALS, INC.
RESOLUTIONS OF STEPHEN P. ZELNAK, JR.
CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
MARCH 27, 2001

RESOLVED, That Martin Marietta Materials, Inc. (the "Corporation") issue a series of its debt securities under the Indenture, dated as of December 7, 1998 (the "Indenture"), between the Corporation and First Union National Bank, as trustee, which series shall be designated as "6.875% Notes due April 1, 2011" (the "Notes").

RESOLVED, That the Notes shall have and be subject to the following terms and conditions:

         (a) The aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration or transfer of, in exchange for or in lieu of other Notes pursuant to Sections 2.7, 2.10, 3.7 or 9.5 of the Indenture) shall be limited to $250,000,000.

         (b) The full principal amount of the Notes shall be due and payable on April 1, 2011.

         (c) Interest on the Notes will be paid at the rate of 6.875% per annum. The Corporation will pay interest semiannually on April 1 and October 1 of each year beginning October 1, 2001. Interest on the Notes will accrue from the most recent date to which interest has been paid, or, if no interest has been paid, from March 30, 2001. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The record date for determining Noteholders entitled to the payment of interest (except default Interest) shall be the March 15 and September 15 of each year preceding an interest payment date.

         (d) The Notes will be denominated in United States Dollars. The Notes will be issued only in fully registered form, without coupons, in minimum initial purchase amounts of $100,000, and integral multiples of $1,000 thereafter.


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         (e)      Principal and interest shall be payable at the following
office of the Trustee:

                           First Union National Bank
                           401 S. Tryon Street
                           12th Floor - Corporate Trust
                           Charlotte, NC 28288-1179

The Corporation shall pay principal and interest in money of the United States that is legal tender for the payment of public and private debts. Such payments shall be made in same-day-available funds. Holders must surrender Notes to a Paying Agent to collect principal payments.

         (f) The Notes shall not be entitled to mandatory redemption or to any sinking fund provisions.

         (g) The Notes will be redeemable at the option of the Corporation, in whole at any time or in part from time to time, on at least 30 days but not more than 60 days prior written notice mailed to the registered holders thereof, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum, as determined by the Quotation Agent, of the present values of the principal amount of the Notes to be redeemed and the remaining scheduled payments of interest thereon from the redemption date to the maturity date of the Notes to be redeemed, exclusive of interest accrued to the redemption date (the "Remaining Life"), discounted from their respective scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of 30-day months) at the Treasury Rate (as defined herein) plus 25 basis points plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption;

         If money sufficient to pay the redemption price of and accrued interest on all the Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Trustee or paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such Notes (or such portion thereof) called for redemption.

         "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the Remaining Life.

         "Comparable Treasury Price" means, with respect to any redemption date, the average of two Reference Treasury Dealer Quotations for such redemption date.

         "Quotation Agent" means the Reference Treasury Dealer appointed by the Corporation.

         "Reference Treasury Dealer" means Chase Securities Inc. and its successors; provided, however, that if of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Corporation will substitute therefor another Primary Treasury Dealer.


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         "Reference Treasury Dealer Quotations" means, with respect to each
Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

         "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual yield to maturity of the Comparable Treasury Issue, calculated on the third business day preceding such redemption date using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

         The Corporation may at any time, and from time to time, purchase the Notes at any price or prices in the open market or otherwise.

         (h) The Notes shall be fully subject to and fully entitled to the benefits of the Indenture; provided that, for purposes of the Notes (i) the definition of "Original Securities" shall be deemed to include the Notes; (ii) the definition of "Exchange Securities" shall be deemed to include the 6.875% Notes due April 1, 2011 to be issued by the Corporation, and containing terms identical to the Notes (except that such notes (a) shall have an exchange offer registered under the Securities Act and (b) shall have an interest rate of 6.875% per annum, without provision for adjustment as provided in paragraph 1 on the reverse of the Notes), that are to be issued and exchanged for the Notes pursuant to the Exchange and Registration Rights Agreement to be entered into among the Corporation and the initial purchasers of the Notes (the "Exchange Agreement") and the Indenture; (iii) "Initial Purchasers" shall mean Chase Securities Inc., Banc of America Securities LLC, First Union Securities, Inc., Wachovia Securities, Inc., BB&T Capital Markets/Scott & Stringfellow, Inc., BNP Paribas Securities Corp., RBC Dominion Securities Corporation, State Street Capital Markets, LLC and Wells Fargo Brokerage Services, LLC; and (iv) "Registration Rights Agreement" shall mean the Exchange Agreement.

         (i) The Notes shall be represented in the form of one or more permanent Global Notes deposited with or on behalf of The Depository Trust Company, as Depositary. The form of Global Note shall be in the form attached hereto as Exhibit A. Beneficial owners of interests in the Global Notes may exchange such interests for other Securities of such series in the manner provided in Section 2.7 of the Indenture. The attached form of Global Note may be changed in any manner (including the form of any legend contained thereon) deemed necessary or appropriate by the Chairman and Chief Executive Officer or the Senior Vice President and Chief Financial Officer of the Corporation in order to comply with the rules of the Depositary, the delivery of such certificate being deemed conclusive evidence that such officer deemed such change to be necessary or desirable.

All capitalized terms used and not otherwise defined herein shall bear the same definition as that set forth in the Indenture.


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